Exhibit 99.1

CWI Presentation Script

Opening:

Becky:

Good afternoon everyone and thank you for joining us today! With me to discuss the proposed merger of CWI 1 and CWI 2 are Michael Medzigian and Mallika Sinha, CEO and CFO, of CWI 1 and CWI 2. Following the presentation, Michael and Mallika…along with John Park, President of W. P. Carey, will be available to answer your questions about the transaction. Questions will need to be submitted by phone and instructions on how to dial in are available for you on your screen. The slides we will be reviewing today are available for download on your screen, as well as on the CWI 1 and CWI 2 websites.

I’d like to remind everyone that some of the statements made on this call are not historic facts and may be deemed forward-looking statements, including but not limited to statements regarding the timing and/or expected impacts of the proposed transaction. Factors that could cause actual results to differ materially from our expectations are provided in our SEC filings.

And now, I’ll turn the call over to Michael.

[PAUSE]

Michael:

Thank you, Becky — and good afternoon everyone.  Thank you for joining us on relatively short notice.  I’m excited to talk to you today about the proposed merger of CWI 1 and CWI 2 that we announced Tuesday evening.  I’m going to start with a quick overview of the merger objectives and key terms of the deal…but mostly I want to focus on why we believe this is such a compelling transaction for CWI 1 and CWI 2 shareholders.

[PAUSE]

Slide 2: Transaction Objectives

We have a truly special collection of assets across our CWI 1 and CWI 2 portfolios—and we’ve created a lot of value by assembling and actively managing these assets.

CWI’s unique portfolio would be extremely challenging if not impossible to replicate…and we have the opportunity to create a premier company in this space that will continue to create value for our shareholders over the long-term.

While we’ve created a lot of value by building these portfolios, I believe these assets are worth more as a single company…together, rather than as a collection of assets…and this transaction will turn our fund investors into shareholders of a premier lodging REIT.

Through this transaction, the CWI funds will combine to form a $4.6 billion company called Watermark Lodging Trust…comprised of high-quality lodging assets with an internal management team made up of Watermark Capital Partners and W. P. Carey professionals with extensive knowledge of all CWI 1 and CWI 2 assets. This is a team with deep industry presence and a history of proven shareholder value creation…and the combined team will increase operating efficiency and alignment with shareholders to continue maximizing value, and ultimately prepare the company for a liquidity event, including a potential public listing.

[PAUSE]

Slide 3: Transaction Overview

The transaction will be a 100% stock-for-stock merger with CWI 2 being the surviving entity and as I mentioned earlier, the combined company will be renamed Watermark Lodging Trust. The exchange ratio was determined based on the December 31, 2018 net asset values of CWI 1 and CWI 2 which were completed and published in April of this year.

Earlier I mentioned the merger would internalize management, which I will lead as CEO. Several key members of the Watermark Capital Partners and W. P. Carey teams will join the internal team, including Mallika Sinha, who as you know has served as the CFO of the CWI funds. I’ll speak more about the management team a little later.

The merger agreement contains a 30-day go shop provision and the Special Committee of CWI 1’s independent directors intends to solicit potential alternatives to the transaction. We expect the transaction — which will be subject to shareholder vote — to close sometime in the first quarter of 2020.

[PAUSE]

Slide 4: Strategic Rationale and Transaction Benefits

We believe this transaction is an important first step on the path to a liquidity event.

[PAUSE]

There are a number of compelling benefits for both CWI 1 and CWI 2 shareholders in this transaction…We are bringing together the assets…bringing together the people that were involved in building and managing these portfolios…and we are creating a company with increased scale, diversification and synergies…to create a simplified company structure with balance sheet flexibility and a more focused portfolio.

We will eliminate separate interests in joint venture assets, which will provide us with increased flexibility to further optimize the portfolio and improve profitability.

I am proud of the team we have working on behalf of our shareholders and the value that the team has helped to generate. The creation of an internal management team made up of individuals already so intimately familiar with our assets ensures our ability to leverage our generational assets and to succeed in maximizing our investment strategies to create additional long-term value.

[PAUSE]

I should also mention that the Special Committees of both funds believe that this transaction is the best path towards liquidity…and we’ll talk a little more about their process later…

[PAUSE]

Slide 5: Dedicated Internal Management Team

While W. P. Carey and Watermark are two separate companies…. with the CWI funds, we have worked together like “one.” Now we have the ability to bring the teams together to be completely dedicated to driving growth for our shareholders.

I believe so completely in this transaction…and its importance as the next step to liquidity…that 100% of the resources that we’ve been building at Watermark Capital for almost 18 years will become part of Watermark Lodging Trust, myself included. And I’m very excited to have the people at W. P. Carey who have been dedicated to CWI be a part of that team as well.

There are two primary benefits of creating an internal management team:

One is we will get a great team that already intimately knows our assets and they will become dedicated solely to the combined company.

Second, the combined company will realize significant savings because all of the fees, participation and promotes go away.

[PAUSE]

Slide 6: Benefits of WLT Internal Management

As many of you may know, the most highly valued publicly-traded REITs are internally managed, and we think that is the only way to create a premier company in the public market…

Having an internal management team is accretive to cash flow, earnings, distribution coverage and credit metrics and is expected to result in significant annual savings. It’s an industry “best practice” and while there are a few traded REITs out there that don’t have internal management, they aren’t able to recognize the same synergies and, in my opinion, they trade accordingly.

[PAUSE]

We are excited about creating a great management team, which has been involved from day one…it will be the same team that acquired and managed every asset and knows these assets intimately, have created value since inception and are excited about the opportunity to create more value for our shareholders. And because this team has been involved since the beginning, I am confident of a seamless transition.

[PAUSE]

I think it’s important to also note that both Watermark and W. P. Carey are taking all of their interests in equity of the combined company and W. P. Carey will remain the largest shareholder… and while I don’t want to dilute the significance of that, I think it’s also important to note that Watermark Capital Partners will be the second largest shareholder.... creating further alignment with shareholder interests and again emphasizing our belief in this transaction.

[PAUSE]

Slide 7: Path to Liquidity

This transaction is an active step in preparing and positioning Watermark Lodging Trust for a future liquidity event including a public listing or IPO. As I said earlier, the merger creates increased scale and operational efficiencies…as well as financial flexibility by spreading our fixed expenses over a larger asset base. We believe these are all important benefits in a public market context.

[PAUSE]

We also believe there is still significant value that can be added to the Watermark Lodging Trust portfolio. You’ve seen that we’ve had some sales in the portfolios recently and you will see more. We have another small handful of sales that will leave us with our premier assets… and over the next few years we will create a more focused, more valuable portfolio resulting from the active management of these assets to grow NOI and through strategic dispositions that will streamline and optimize the portfolio and reduce leverage…further aligning Watermark Lodging Trust’s balance sheet with “best in class” peers.

[PAUSE]

Slide 8: Special Committee Process

I’d like to briefly review the special committee process for this transaction. As you know, CWI 1 and CWI 2 each formed a Special Committee of independent directors during the fourth quarter of 2018 to explore strategic alternatives. Each committee retained their own advisors …Barclays on behalf of CWI 1’s Special Committee and Morgan Stanley and Duff and Phelps on behalf of CWI 2’s Special Committee.

After robust and lengthy negotiations, the committees concluded that the combination of the two companies and internalization of management is in the best interest of shareholders and came to an agreement on the merger and internalization.

Upon recommendation of the Special Committees, the Boards of Directors of CWI 1 and CWI 2 have unanimously determined that the transaction is in the best interest of shareholders.

[PAUSE]

Slide 9: The Combined Portfolio

Now I’ll spend some time reviewing with you what the combined portfolio will look like following the merger.

[PAUSE]

Slide 10: Combined Company Metrics

We’ve been pleased with the overall performance of our CWI 1 and CWI 2 portfolios, portfolios that consistently outperform the broader U.S. lodging market. The two portfolios are highly complementary, and the combined company will consist of 33 high-quality lodging assets that benefit from strong brand affiliations, are geographically very well diversified and have a focus on high barrier to entry markets and densely populated urban centers with multiple demand generators.

On a pro-forma basis, the combined company performance metrics surpass the broader U.S. market with ADR at $252, Occupancy at 74.8%, and RevPAR at $188, which is 217% of the broader U.S. market.

[PAUSE]

Slide 11: Presence in Top Lodging Markets

The CWI 1 and CWI 2 portfolios are geographically differentiated, with CWI 1 having a greater presence on the East coast and CWI 2 better represented on the West coast. The combined company has a presence in nearly all of the markets that are sought out by lodging investors. We are in all of the markets where others want to be — top performing markets with high barriers to entry — markets such as San Francisco, Key Biscayne, and Santa Barbara where it took the original developer over 30 years to gain the necessary entitlements.  We have also focused our investments on markets with robust economies, markets such as San Jose, Denver, Austin and Nashville. We have multiple assets in some of these dynamic growth markets. I have already noted that our portfolio would be extremely challenging to replicate…and as a combined company, we have the opportunity to continue to create value within the existing asset base over the long-term.

[PAUSE]

Slide 12: Desirable Portfolio of Primarily Full Service and Resort Assets

Full-service hotels will represent 62% of the combined company EBITDA, resorts will comprise 27%, and select-service will make up 11%. As we move towards aligning ourselves with “best in class” publicly-traded peers, we will continue to refine our portfolios and our investment strategy. We believe there is great value in our resorts. These large, urban and resort assets are extremely difficult to build and provide value creation opportunities over time.

As we continue to optimize the portfolio, you can expect to see our concentration of full service and resort assets increase as that is where we find the greatest opportunity for value creation.

[PAUSE]

Slide 13: Strong Brand Representation

We continue to be believers in the power of key brands such as Marriott, Hilton and others.  The combined company will be 80% Marriott, 6% Hilton, 6% Hyatt, 4% Independent, 2% Accor (Fairmont), and 2% InterContinental Hotel Group.  Marriott is by far the largest and strongest brand company so we’re happy with this…and it’s not unlike what you would see among the larger publicly-traded REITs. It’s also important to note that within Marriott, there are 30 brands and we include the best of their brands in our portfolio. Brands are very powerful and bring, among other benefits, their loyalty networks, many of which, including Marriott, Hilton, and IHG, feature over 100 million members.

[PAUSE]

Additionally, with our long-standing brand relationships also comes leverage.  As the largest owner of Ritz-Carltons and many other marquee brand assets we garner the attention and resources of these companies.  We utilize this leverage to structure more favorable agreements and terms and lean on these brand partners for assistance. Our relationship with Marriott is second to none.

[PAUSE]

Slide 14: Senior Management

Turning back to Management, we believe the continuity of our experienced management team will provide great benefits to our shareholders. The team that has created these two successful non-traded REITS will remain the team responsible for the oversight of the new company. I will continue in my role as CEO and will lead the combined company.....and I am thrilled Mallika Sinha, who has been with W. P. Carey for over eight years and has served as CFO of the two funds….will continue to serve in the same role. Gil Murillo, who has been with Watermark for over a decade and has been involved with every acquisition and disposition for the CWI funds will serve as Chief Investment Officer. Noah Carter, will continue as Chief Accounting Officer.  Sam Zinsmaster, who has been with Watermark for 7 years will serve as the Head of Asset and Portfolio Management.  Brendan Medzigian will lead our Capital Markets activities and also continue to work on investments with Gil. And Christine Isfan will head our Administrative Services and Human Resources.

Again, I just want to say how excited I am that this group — and the many others who have worked diligently to create value for our shareholders — will continue on with me as we take these steps forward.

[PAUSE]

Slide 15: Investment Performance

And with that, I’ll turn the call over to Mallika, to review our investment performance.

[PAUSE]

Slide 16: CWI 1 and CWI 2 Shareholder Returns

Mallika:

Thank you, Michael. First I want to just say that I, too, am very excited about this transaction and proud of the  team that will manage Watermark Lodging Trust...I look forward to all of us coming together to continue on the path that we’ve created…and forming a company that will continue working hard to create value for our shareholders.

And now, in reviewing our performance, CWI 1 and CWI 2 have delivered attractive returns to shareholders thus far with the total return for an original CWI 1 shareholder at inception of 70.7% without DRIP and 87.7% with DRIP…for an average annual return of 8.2% and 10.2%, respectively.

For an original CWI 2 Class A shareholder, the total return is 44.6% without DRIP and almost 50% with DRIP…for an average annual return of 10.2% and 11.4%, respectively.

And the total return of an original CWI 2 Class T shareholder is 48.2% without DRIP and 52.5% with DRIP…for an average annual return of 11.0% and 12.0%, respectively.

To reiterate the points that Michael has already expressed, it is the same team that helped to accomplish this performance that will make up the dedicated internal team to be formed in this transaction. That continuity will help to ensure our ongoing execution of value maximizing strategies unique to each asset.

[PAUSE]

Slide 17: Distribution Update

Mallika:

Looking ahead, the combined company expects to maintain CWI 2’s current annual distribution rate. Based on the exchange ratio, CWI 1 shareholders would experience an increase of approximately 12% in their distribution which is paid in a combination of cash and stock, as compared to the current CWI 1 annual distribution rate. We believe that the merger and internal management structure will be accretive and therefore the distribution coverage is expected to improve as a combined company.

With that, I’ll turn the call back over to Michael.

[PAUSE]

Slide 18: Conclusions

Michael:

Thank you Mallika.

I’d like to close by reiterating several key points which we believe make this such a compelling transaction for CWI 1 and CWI 2 shareholders:

•                  It combines highly complementary portfolios creating a premier lodging REIT

•                  It provides continuity of management with a proven record of creating shareholder value to be led by the current CEO and CFO

•                  Internalizing management is accretive to earnings, distribution coverage and credit profile

•                  It increases scale and operational efficiencies for long-term value creation

and

•                  This transaction positions Watermark Lodging Trust for liquidity including a potential public listing or IPO in the coming years

We are extremely excited about the prospects of the combined company and the benefits it provides to shareholders and we look forward to communicating with you as we make further progress.

At this time, let me turn the call back over to Becky to review some additional items.

[PAUSE]

Becky:

Thank you providing that great overview of the proposed merger, Michael!

We encourage you to review all the merger related materials, which are available on the CWI 1 and CWI 2 websites in the Forms & Materials section. As I mentioned earlier, that includes the slides from today’s presentation.

Next week, investors will be sent a letter informing them of the proposed transaction and a copy of that client correspondence has been sent to financial advisors. This letter can also be downloaded from CWI 1 and CWI 2 websites and is available to you in your webinar screen.

We anticipate the next communication to shareholders will be following the effectiveness of the S-4, and a full set of proxy materials further describing the merger will be sent to shareholders. We will need shareholder approval in order to close the transaction.

Also, in connection with the merger, CWI 1 and CWI 2 have suspended both their distribution reinvestment plans and share redemption programs, with the exception of Special Circumstance Redemptions. Guidelines for what qualifies as a special circumstance redemption can be found on the website.

At this time, I will turn the call back over to the operator to open up the phones for questions.